Exhibit 99.1

For Immediate Release:                          Company Contact:
---------------------                           ---------------
July 23, 2003                                   Robert A. Ashley
                                                Senior Vice President
                                                (215) 579-7388

                                                Investor Relations:
                                                ------------------
                                                Lisa M. Wilson
                                                In-Site Communications
                                                (212) 759-3929


   COLLAGENEX PHARMACEUTICALS IS GRANTED PRELIMINARY INJUNCTION PREVENTING FDA FROM APPROVING GENERIC VERSIONS OF PERIOSTAT(R) PENDING RULING ON REGULATORY
                                     STATUS


Newtown, PA, July 23, 2003 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that the United States District Court of the District of Columbia has granted a preliminary injunction temporarily restraining the United States Food and Drug Administration (FDA) from approving any abbreviated new drug applications (ANDAs) submitted for a capsule or tablet generic dosage form of Periostat(R) (doxycycline hyclate) 20mg.

     Until the Court has made a final ruling on the regulatory status of Periostat, specifically whether or not the drug should be classified as an antibiotic, the FDA cannot approve the ANDAs on file for West-Ward Pharmaceutical Corporation's 20 mg doxycycline hyclate capsule, Mutual Pharmaceutical Company's 20 mg doxycycline hyclate tablet or any other ANDA for a generic version of Periostat.

     "It is gratifying that our request for a preliminary injunction in this matter was granted as we will now have an opportunity to present our case in court, without the threat of a generic approval," noted Brian M. Gallagher, PhD, chairman, president and chief executive officer of CollaGenex. "While we continue to remain confident in our ability to withstand challenges based on the validity of our patents and their infringement by a generic form of Periostat, as represented by our complaints against West-ward and Mutual previously filed in the District Court of the Eastern District of New York, this ruling may provide us an additional opportunity to seek enforcement of our intellectual property."

     As a result of the ruling in the District Court of the District of Columbia, CollaGenex has withdrawn its motion for a temporary restraining order and preliminary injunction in its patent infringement suit against Mutual Pharmaceutical Company, which was previously filed in the District Court of the Eastern District of New York, although its complaint remains outstanding. In addition, the Company is considering its alternatives regarding its motion for preliminary injunction in its patent infringement suit filed against West-ward Pharmaceutical Corporation in the same jurisdiction.

     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 115-person professional dental pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis.

     The sales force also promotes Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain; Denavir(R), a Novartis Group prescription anti-viral medication for the treatment of cold sores; Sirius Laboratories' AVAR(TM) product line for the topical control of acne vulgaris, rosacea and seborrheic dermatitis; and Atridox(R), Atrisorb(R) FreeFlow(TM) and Atrisorb-D FreeFlow, Atrix Laboratories Inc.'s products for the treatment of adult periodontitis.

     Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastasis, among others. CollaGenex is further evaluating Periostat, as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

     To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

     This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat(R) and other products that the Company markets, the outcome and consequences of the patent litigation against West-ward and Mutual and the outcome of litigation initiated by Mutual, risks that the FDA will approve generic products, such as West-ward's or Mutual's products, that will compete with and limit the market for Periostat, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trails of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.


Periostat(R),   IMPACS(R)  and  Metastat(R)  are  registered   trademarks,   and
Restoraderm(TM) is a trademark, of CollaGenex Pharmaceuticals, Inc.


All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

VIOXX(R) is a trademark of Merck & Co., Inc.

Denavir(R) is a registered trademark of Novartis Consumer Health, Inc.

AVAR(TM) is a trademark of Sirius Laboratories, Inc.

Atridox(R) and Atrisorb(R) are registered trademarks, and FreeFlow(TM) is a trademark, of Atrix Laboratories, Inc.